Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

BANKRATE, INC.,

FASTFIND, LLC,

WESCOCO, LLC

and

THE MEMBERS OF WESCOCO, LLC

Dated as of November 20, 2005

(continued)

(continued)

Page

Section 6.07	Brokers	22
Section 6.08	Availability of Funds	23
Section 6.09	Solvency	23
Section 6.10	Acquisition for Investment	23
ARTICLE VII	COVENANTS RELATING TO CONDUCT OF BUSINESS; NO DISCUSSIONS WITH OTHERS; ACCESS TO INFORMATION; AND EFFORTS TO CONSUMMATE THE TRANSACTIONS; HIRING OF EMPLOYEES	23
Section 7.01	Conduct of Business of FastFind	23
Section 7.02	Permits Transferred to FastFind and/or its Agents	25
Section 7.03	No Discussions with Others	25
Section 7.04	Voting Agreement By execution of this Agreement, FastFind’s Board of Managers and the Members hereby agree to vote their respective FastFind Membership Interests in favor of the Transactions	26
Section 7.05	Access to Information; Confidentiality	26
Section 7.06	Commercially Reasonable Efforts; Notification	26
Section 7.07	Bankrate’s Hiring of FastFind’s Employees	27
Section 7.08	Books and Records	27
Section 7.09	Use of Financials for SEC Filings	27
ARTICLE VIII	INDEMNIFICATION	27
Section 8.01	Indemnification	27
ARTICLE IX	CONDITIONS PRECEDENT TO CLOSING	33
Section 9.01	Conditions to Each Party’s Obligation To Effect The Merger	33
Section 9.02	Conditions to Obligations of Bankrate and Sub	33
Section 9.03	Conditions to Obligation of FastFind	34
Section 9.04	Closing Conditions	35
ARTICLE X	TERMINATION	35
Section 10.01	Termination	35
Section 10.02	Failure to Close Due to Governmental Approvals	36
Section 10.03	Effect of Termination	36
ARTICLE XI	GENERAL PROVISIONS	36
Section 11.01	Notices	36
Section 11.02	Fees and Expenses	38

(continued)

Page

This AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of November 20, 2005, by and among: (i) BANKRATE, INC., a Florida corporation ("Bankrate"), (ii) FASTFIND, LLC, a Delaware corporation and a wholly owned subsidiary of Bankrate ("Sub"), (iii) WESCOCO LLC, a Delaware limited liability company d/b/a “FastFind” ("FastFind"), and (iv) each of the members of FastFind set forth on Schedule 1 attached to this Agreement (collectively, the "Members").

Capitalized terms used in this Agreement, to the extent not defined in the text of the Agreement, shall have the meaning set forth in Article I of this Agreement.

RECITALS:

A. Bankrate, Sub, FastFind and the Members desire that Sub merge with and into FastFind (the "Merger") and consummate the other transactions contemplated by this Agreement ((the Merger together with such other transactions shall collectively be referred to as the "Transactions") on the terms and subject to the conditions set forth in this Agreement.

B. FastFind and the Members (i) determined that the Merger and the Transactions are fair to and in the best interests of FastFind and the Members and (ii) have each approved this Agreement and the Transactions.

C. Sub and Bankrate have each approved this Agreement and the Transactions.

D. Bankrate, Sub, FastFind and the Members desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the consummation of the Transactions.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Bankrate, Sub, FastFind and the Members agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below:

"Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

"Bankrate Material Adverse Effect" means (i) a material adverse effect on the ability of Bankrate or Sub to perform its obligations under this Agreement or (ii) a material adverse effect on the ability of Bankrate or Sub to consummate the Transactions.

"Code" means the United States Internal Revenue Code of 1986, as amended.

"Date of the Notice of Claim" means the date that the Notice of Claim is deemed delivered pursuant to Article VIII.

"FastFind Material Adverse Effect" means (i) any change, effect, event, occurrence or state of facts that is materially adverse to the business, assets, financial condition or results of operations of FastFind, taken as a whole, other than effects relating to (A) changes, effects, events, occurrences or circumstances that generally affect the industries in which FastFind operates, and that do not have a materially disproportionate impact on FastFind, taken as a whole, (B) general economic, financial or securities market conditions in the United States or elsewhere, or (C) the announcement of this Agreement or the Transactions, (ii) a material adverse effect on the ability of FastFind to perform its obligations under this Agreement or (iii) a material adverse effect on the ability of FastFind to consummate the Transactions.

"FastFind Membership Interests" means all of the issued and outstanding common units of FastFind.

"Funded Indebtedness" means all principal and interest owing by FastFind as of the Effective Time with respect to the funded indebtedness listed on the Exhibit 5.27 attached hereto, including any prepayment premiums or penalties related to any of the foregoing.

"Intellectual Property" means any or all of the following and all rights in, or arising out of: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) any similar or equivalent rights to any of the foregoing anywhere in the world; and (ix) all domain names.

"Judgment" means any judgment, order or decree.

“Knowledge” means the actual knowledge of T. Sean McCarthy, Eric K. King and David Chamberlain.

"Law" means any statute, law (including common law), ordinance, rule or regulation.

"Liens" means all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever.

"Member Representative" means Robert Kramer, who has been designated and appointed by the Members to be their representative, with power and authority to act on behalf of, and to bind, all of the Members in connection with this Agreement and the Transactions.

"Net Working Capital" means (a) all assets minus (b) all liabilities (other than Funded Indebtedness).

"Person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity (as defined in Section 5.11) or other entity.

"Purchase Price" shall mean (1) $10,000,000 minus (2) Funded Indebtedness, and shall be subject to further adjustment pursuant to Section 3.03 hereof.

"Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications) listed on Exhibit 5.19(F) and (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks listed on Exhibit 5.19(F).

"Return" means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes filed or required to be filed by FastFind.

"Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of managers or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such Person.

"Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

ARTICLE II
THE MERGER

Section 2.01  The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "Delaware Corporate Law"), at the Effective Time (as defined in Section 2.03(B)), (A) Sub shall be merged with and into FastFind, (B) the separate corporate existence of Sub shall thereupon cease and (C) FastFind shall be the surviving limited liability company of the Merger (the "Surviving Company").

Section 2.02  Closing; Location; Time.

(A)  Location of the Closing. The closing of the Transactions (the "Closing") shall take place at the offices of Gunster, Yoakley & Stewart, P.A. in West Palm Beach, Florida.

(B)  Date and Time of the Closing. The Closing shall be held as promptly as practicable following the satisfaction of, or waiver by the party entitled to satisfaction of, all conditions precedent to the Transactions specified in this Agreement, and, in any event, no later than November 30, 2005.

The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

Section 2.03  Filing of Certificate of Merger; Definition of Effective Time.

(A)  Filing of Certificate of Merger. Prior to the Closing, Bankrate shall prepare, and on the Closing Date, or as soon as practicable thereafter, Bankrate and FastFind shall file with the Secretary of State of the State of Delaware, a Certificate of Merger and all other documents or recordings required to effectuate the Merger in accordance with the relevant provisions of the Delaware Corporate Law (collectively, the "Certificate of Merger").

(B)  Effective Time of the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed or at such later time as Bankrate and FastFind shall agree and specify in the Certificate of Merger (the time the Merger becomes effective is referred to as the "Effective Time").

Section 2.04  Effects of the Merger. The Merger shall have the effects set forth in the Delaware Corporate Law. Without limiting the generality of the foregoing, at the Effective Time: (A) all the properties, rights, privileges, powers and franchises of FastFind and Sub shall vest in the Surviving Company; and (B) all debts, liabilities and duties of FastFind and Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 2.05  Further Assurances. FastFind and each Member agrees that if, at any time after the Effective Time, Bankrate or FastFind believes or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect, confirm or continue in the Surviving Company, Sub or Bankrate title to any property or any right of FastFind as provided in this Agreement, Bankrate and any of its officers are hereby authorized by FastFind and each Member to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect, confirm or continue title to such property or rights in the Surviving Company, Sub or Bankrate and otherwise to carry out the purposes of this Agreement, in the name of FastFind or otherwise.

Section 2.06  Certificate of Formation and Operating Agreement of FastFind.

(A)  Certificate of Incorporation. The Certificate of Formation of the Surviving Company shall be amended at the Effective Time, without any further action on the part of FastFind or Sub, as approved by Bankrate and, as so amended, such Certificate of Formation shall be the Certificate of Formation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

(B)  Operating Agreement. The Operating Agreement of the Surviving Company shall be amended at the Effective Time without any further action on the part of FastFind or Sub, as approved by Bankrate.

Section 2.07  Managers of the Surviving Company. Subject to requirements of applicable Law, Bankrate shall elect the managers of the Surviving Company.

Section 2.08  Officers of the Surviving Company. Subject to requirements of applicable Law, Bankrate shall elect the officers of the Surviving Company.

ARTICLE III
MERGER CONSIDERATION/PURCHASE PRICE; ADJUSTMENT AND DELIVERY OF
MERGER CONSIDERATION/PURCHASE PRICE

Section 3.01  The Merger Consideration/Purchase Price. Subject to Section 3.02 and Article VIII, and in consideration of consummating the Transactions, each of the Members shall receive its pro rata share of cash in an amount equal to the Purchase Price.

Section 3.02  Delivery of the Purchase Price; Other Payments. Subject to the adjustments set forth in Section 3.03 hereof, Sub shall pay an aggregate of $10,000,000 on the Closing Date as follows:

(A)  Delivery of the Purchase Price.

(i)  Purchase Price Delivered to the Members. At the Closing, Sub shall deliver by wire transfer of same day funds, to an account designated by the Member Representative, an amount equal to the Purchase Price less the Indemnification Escrow Cash for the benefit of the Members.

(ii)  Purchase Price Delivered to the Escrow Agent. At the Closing, Sub shall deliver to Honigman Miller Schwartz and Cohn LLP, as escrow agent (the "Escrow Agent"), by wire transfer of same day funds, Three Million Dollars ($3,000,000.00) of the Purchase Price (the "Indemnification Escrow Cash"). The Indemnification Escrow Cash shall be disbursed solely in accordance with the terms of the Escrow Agreement (as defined below).

(iii)  Payment of Funded Indebtedness. Contemporaneously with the Effective Time, Sub shall directly repay in full all outstanding principal and accrued and unpaid interest and all other amounts represented by FastFind to be owing with respect to the Funded Indebtedness.

(iv)  Disbursement of the Indemnification Escrow Cash; Escrow Agreement. The Indemnification Escrow Cash shall be applied and disbursed in accordance with the terms and provisions of the Escrow Agreement substantially in the form attached as Exhibit 3.02(A)(iv) (the "Escrow Agreement").

Section 3.03  Adjustment to the Merger Consideration/Purchase Price.

(A)  Draft Closing Balance Sheet and Draft Closing Net Working Capital.

(i)  Draft Closing Balance Sheet. Within thirty (30) calendar days following the Closing Date, the Surviving Company will prepare a balance sheet for FastFind as of the Closing Date (the "Draft Closing Balance Sheet").

(ii)  Draft Closing Balance Sheet Prepared in Accordance with GAAP and the Pre-Closing Balance Sheet. The Draft Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with that used in preparing FastFind’s unaudited balance sheet as of September 30, 2005 attached to this Agreement as Exhibit 3.03(A) (the "Pre-Closing Balance Sheet").

(iii)  The Surviving Company 's Delivery of Draft Closing Balance Sheet and Draft Closing Date Net Working Capital. The Surviving Company shall deliver the Draft Closing Balance Sheet (and the related worksheets, working papers, notes, schedules and other documents prepared in connection with the Draft Closing Balance Sheet) and its calculation of the Net Working Capital of FastFind as of the Closing Date (the "Draft Closing Date Net Working Capital") to the Member Representative not later than sixty (60) calendar days following the Closing Date.

(B)  Review by the Member Representative and its Accountants. Within thirty (30) calendar days following the receipt by the Member Representative of the Draft Closing Balance Sheet (and the related worksheets, working papers, notes, schedules and other documents prepared in connection with the Draft Closing Balance Sheet) from the Surviving Company, the Member Representative shall provide to Surviving Company a report indicating its agreement or objections to the Draft Closing Balance Sheet and the Draft Closing Date Net Working Capital (the "FastFind Report").

(C)  Cooperation. For purposes of preparing the Draft Closing Balance Sheet and during the period of any dispute referred to in Section 3.03(D) below, the Member Representative, Bankrate and their respective accountants and representatives shall fully cooperate with each other, and provide each other full access to the books, records, facilities and employees of the Surviving Company, insofar as each party has possession or control of the foregoing, in each case to the extent required to enable the parties, with the assistance of their respective accountants and representatives, to prepare or review the Draft Closing Balance Sheet. Bankrate agrees that following the Closing it will not take any actions with respect to the accounting books, records, policies and procedures of the Surviving Company that would affect the preparation of the Draft Closing Balance Sheet or the FastFind Report.

(D)  Agreement on Closing Balance Sheet.

(i)  Agreement of the Parties. Within fifteen (15) calendar days of the receipt by the Member Representative of the FastFind Report, the Member Representative and Bankrate shall endeavor to agree on any matters in dispute.

(ii)  Decision by Independent Accounting Firm. If the Member Representative and Bankrate are unable to agree on any matters in dispute within fifteen (15) calendar days after receipt of the FastFind Report, the matters in dispute will be submitted for resolution to a "big four" accounting firm selected by lot (other than KPMG LLP or Ernst & Young LLP) (the "Independent Accounting Firm") to make a final determination in accordance with the guidelines and procedures set forth in this Agreement. The Member Representative and Bankrate shall instruct the Independent Accounting Firm to not assign a value to any item in dispute greater than the greatest value for such item assigned by the Member Representative, on the one hand, or Bankrate, on the other hand, or less than the smallest value for such item assigned by the Member Representative, on the one hand, or Bankrate, on the other hand. The Member Representative and Bankrate shall also instruct the Independent Accounting Firm to make its determination based solely on presentations by the Member Representative and Bankrate which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Within thirty (30) calendar days of such submission, the Independent Accounting Firm shall determine and issue a written report to Bankrate and the Member Representative. Bankrate and the Member Representative shall cooperate with each other and each other's representatives to enable the Independent Accounting Firm to render a decision as promptly as possible.

(iii)  Fees. The fees and disbursements of the Independent Accounting Firm shall be billed to Bankrate; provided, however, each of FastFind and Bankrate shall be responsible for paying such fees in inverse proportion as they prevail on matters decided by the Independent Accounting Firm, which proportionate allocations shall also be determined by the Independent Accounting Firm, as arbitrators, at the time such determination of the Independent Accounting Firm is rendered on the submitted dispute(s). All amounts owed by FastFind pursuant to this Section 3.03(D)(iii) Bankrate shall be included in the Purchase Price adjustment set forth in Section 3.03(E).

(iv)  Closing Balance Sheet. The balance sheet incorporating the resolution of matters in dispute (if any) is referred to as the "Closing Balance Sheet". The adjustment to the Purchase Price pursuant to Section 3.03(E), based on the Closing Balance Sheet, (the "Purchase Price Adjustment") shall have the legal effect of an arbitral award and shall be final, binding and conclusive on the parties to this Agreement.

(E)  Purchase Price Adjustment Based on Closing Date Net Working Capital.

(i)  Adjustment if the Closing Date Net Working Capital is Greater than Zero. If the Net Working Capital of the Surviving Company, as disclosed in the Closing Balance Sheet (the "Closing Date Net Working Capital"), is greater than zero, then (a) the Purchase Price shall be increased by the amount of such Net Working Capital and (b) Bankrate shall immediately pay such amount plus interest thereon from the Closing Date at the rate of 8% per annum to the Member Representative, for the benefit of the Members.

(ii)  Adjustment if the Closing Date Net Working Capital is Less than Zero. If the Closing Date Net Working Capital is less than zero, then (a) the Purchase Price shall be decreased by the amount of such Net Working Capital deficit and (b) each of the Members, through the Member Representative, shall instruct the Escrow Agent to immediately pay to Bankrate such Member’s pro-rata portion of such Net Working Capital deficit, plus interest thereon from the Closing Date at the rate of 8% per annum, from the Indemnification Escrow Cash.

Section 3.04  Withholding Rights. The Member Representative shall be entitled to deduct and withhold from the consideration otherwise payable to any Member pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax Law. If the Member Representative withholds amounts in accordance with this Section 3.04, such amounts shall be treated for all purposes of this Agreement as having been paid to the Member.

Section 3.05  No Further Ownership Rights in FastFind Membership Interests after the Effective Time. The Purchase Price paid in accordance with the terms of this Article III upon conversion of any FastFind Membership Interests shall be deemed to have been paid in full satisfaction of all rights pertaining to such FastFind Membership Interests. After the Effective Time, there shall be no registration of transfers on the membership interest transfer books that were outstanding immediately prior to the Effective Time.

Section 3.06  Dissenters Rights. Members may be entitled to dissenters' rights under the Delaware Corporate Law. At the Effective Time, all membership interests held by dissenting Members shall automatically be cancelled and shall cease to exist, and such Member shall cease to have any rights with respect to such membership interests, except for rights in accordance with the provisions of the Delaware Corporate Law.

Section 3.07  Options. FastFind shall take all actions necessary to ensure that FastFind will not, at the time of the Closing, be bound by any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, “stock appreciation rights”, stock-based performance units or other rights or agreements which would entitle any Person, other than Bankrate and the Sub, to own any ownership interests of FastFind or to receive any payment in respect thereof at any time after the Closing Date.

ARTICLE IV
EFFECT OF THE MERGER ON THE MEMBERSHIP INTERESTS OF THE SUB AND
FASTFIND

Section 4.01  Effect of Merger on Membership Interests. At the Effective Time, as a result of the Merger and without any further action on the part of Bankrate, Sub, FastFind, the Members or any holder of any membership interests of Sub:

(A)  Membership Interests of Sub Convert to Membership Interests of the Surviving Company. As of the Effective Time, each issued and outstanding membership interest of Sub (the "Sub Membership Interests") shall be converted into and become one (1) fully paid and nonassessable membership interest of the Surviving Company.

(B)  Cancellation of FastFind Treasury Membership Interests. As of the Effective Time, all FastFind Membership Interests that are owned by FastFind if any, shall automatically be canceled and shall cease to exist. No cash or other consideration shall be delivered or deliverable in exchange for such FastFind Membership Interests.

(C)  Cancellation of FastFind Membership Interests. As of the Effective Time, all FastFind Membership Interests shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Member shall cease to have any rights with respect thereto, except the right to receive the Purchase Price in accordance with Article III, without interest. FastFind has not issued certificates representing FastFind Membership Interests.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

The Members, jointly and severally, represent and warrant to Bankrate and Sub that:

Section 5.01  Organization, Standing and Power. Except as set forth in Exhibit 5.01, FastFind is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full limited liability company power and authority and possesses all material licenses, permits and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. FastFind is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

Section 5.02  Certificate of Formation; Limited Liability Company Agreement. Exhibit 5.02(A) is a true and complete copy of the Certificate of Formation of FastFind, as amended to the date of this Agreement (as so amended, the "FastFind Certificate of Formation"). Exhibit 5.02(B) is a true and complete copy of FastFind’s Limited Liability Company Agreement, as amended to the date of this Agreement (as so amended, the "FastFind LLC Agreement"). FastFind is not in violation of any of the provisions of the FastFind Certificate of Formation or the FastFind LLC Agreement.

Section 5.03  FastFind has No Subsidiaries and Owns No Equity Interests in Any Person. Except as set forth in Exhibit 5.03, FastFind has never had nor does it currently have any Subsidiaries, nor has FastFind owned or does it currently own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

Section 5.04  Ownership of Members. Each of the Members owns the respective number of membership interests of FastFind as set forth in Schedule 1. Immediately prior to Closing, the Members shall:

(A)  have good and marketable title to and own, beneficially and of record, One Hundred Percent (100%) of the FastFind Membership Interests;

(B)  own the FastFind Membership Interests free and clear of all Liens of any nature whatsoever; and

(C)  have full voting power over all of the FastFind Membership Interests, subject to no proxy, operating agreement (other than the FastFind LLC Agreement), voting trust or other agreement relating to the voting of any of the FastFind Membership Interests.

Other than this Agreement or the FastFind LLC Agreement, there is no agreement between FastFind and/or any of the Members and any other Person with respect to the disposition, pledge or hypothecation of any of the FastFind Membership Interests or otherwise relating to the FastFind Membership Interests.

Section 5.05  The Members and FastFind Approve and Adopt this Agreement. Other than the approval by FastFind's Board of Managers and the Members, no other action is required on the part of FastFind or the Members to approve and adopt the execution, delivery and performance of this Agreement and the Transactions.

Section 5.06  FastFind has Authority to Enter Into this Agreement and Engage in the Transactions. The execution, delivery and performance by FastFind of this Agreement and the ancillary agreements to be entered into by FastFind pursuant to the terms of this Agreement (the "Ancillary Agreements"), and the consummation by FastFind of the Transactions: (A) are within the requisite limited liability company powers of FastFind; (B) not in contravention of the terms of the FastFind Certificate of Formation and the FastFind LLC Agreement; and (C) have been duly authorized and approved by the FastFind Board of Managers and the Members, and by all necessary limited liability company action on the part of FastFind. No other proceedings on the part of FastFind are necessary to authorize the execution, delivery and performance by FastFind of this Agreement, the Ancillary Agreements and the Transactions.

Section 5.07  FastFind and the Members have Validly Executed and Delivered this Agreement. FastFind and the Members have each duly executed and delivered this Agreement, and the Ancillary Agreements to be entered into by FastFind and/or the Members pursuant to the terms of this Agreement shall have been duly and validly executed and delivered by FastFind and/or the Members, as applicable. This Agreement constitutes, and upon their execution and delivery, such Ancillary Agreements will constitute, the legal, valid and binding obligation, of FastFind and/or the Members, as applicable, enforceable against FastFind and/or each Member in accordance with their respective terms, except as may be limited by bankruptcy, insolvency or other laws affecting creditor’s rights generally and general principles of equity.

Section 5.08  Capital Structure.

(A)  Breakdown of Authorized Membership Interests. There are 20,000 membership interests of FastFind authorized, all of which are issued and outstanding. As of the date of this Agreement, no other securities of FastFind were issued, reserved for issuance, or outstanding.

(B)  FastFind Membership Interests Validly Issued. The FastFind Membership Interests, are, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Corporate Law, the FastFind Certificate of Formation, the FastFind LLC Agreement or any Contract (as defined in Section 5.10(B)) to which FastFind is a party or otherwise bound, providing for the issuance, disposition or acquisition of any equity interests of FastFind.

(C)  No Voting FastFind Debt Exists. There are not any bonds, debentures, notes or other indebtedness of FastFind having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of FastFind Membership Interests may vote ("Voting FastFind Debt").

(D)  No Obligation to Issue Additional Equity or Similar Rights. Except as set forth above in Sections 5.08(A) and 5.08(B), as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, “stock appreciation rights”, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which FastFind is a party or by which FastFind is bound:

(i)  obligating FastFind to issue, deliver or sell, or cause to be issued, delivered or sold, additional membership interests of FastFind or other equity interests in, or any security convertible or exercisable for or exchangeable into any of membership interests of FastFind or other equity interest in FastFind or any Voting FastFind Debt,

(ii)  obligating FastFind to issue, grant, extend or enter into any such options, warrant, call, right, security, commitment, contract, arrangement or undertaking, or

(iii)  that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of FastFind’s membership interests.

(E)  No Obligation to Redeem Membership Interests of FastFind. There are not any outstanding contractual obligations of FastFind to repurchase, redeem or otherwise acquire any membership interests of FastFind. At the time of the Closing, there will not be outstanding any rights, warrants, options or other securities entitling the holders thereof to purchase, acquire or otherwise receive any membership interests of FastFind (or any other securities exercisable for or convertible into such Membership Interests).

Section 5.09  Financial Statements. FastFind has furnished Bankrate with copies of its (i) audited financial statements as of December 31, 2004 and (ii) unaudited financial statements as of September 30, 2005, prepared in accordance with GAAP (the "Financials"). The Financials are consistent with the books and records of FastFind. The Financials are correct in all material respects. The Financials present fairly, in all material respects, the financial condition and operating results of FastFind as of the dates and during the periods indicated therein. There has been no change in FastFind accounting policies, except as described in the Financials.

Section 5.10  No Conflicts. The execution and delivery by FastFind and the Members of this Agreement or any of the Ancillary Agreements to be entered into by FastFind or any Member(s) pursuant to the terms of this Agreement, and the consummation of the Transactions, will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of FastFind under, any provision of:

(A)  the FastFind Certificate of Formation or the FastFind LLC Agreement;

(B)  any Material Contract (as defined in Section 5.14), lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Members or FastFind is a party or by which any of their respective properties or assets is bound, or

(C)  any Judgment or Law applicable to the Members, FastFind or their respective properties or assets, subject to the filings and other matters referred to in Section 5.11.

Section 5.11  No Governmental Entity Consents. No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, (a "Governmental Entity") is required to be obtained or made by or with respect to FastFind in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than:

(A)  the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which FastFind is qualified to do business,

(B)  compliance with and such filings as may be required under applicable environmental Laws,

(C)  such filings as may be required in connection with the Taxes described in Section 5.15, and

(D)  such other items as are set forth in Exhibit 5.11(D).

Section 5.12  Brokers. No broker, investment banker, financial adviser or other Person is entitled to any broker’s, finder’s, financial adviser's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of FastFind.

Section 5.13  Absence of Certain Changes or Events. Except as set forth in Exhibit 5.13, from September 30, 2005, to the date of this Agreement, FastFind has conducted its business only in the ordinary course, and during such period there has not been any:

(A)  event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a FastFind Material Adverse Effect;

(B)  declaration, setting aside or payment of any dividend or other distribution (whether in cash, equity or property) with respect to any membership interests of FastFind or any repurchase for value by FastFind of any membership interests of FastFind;

(C)  split, combination or reclassification of any membership interests of FastFind or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for membership interests of FastFind;

(D)  granting of any options, warrants, calls or rights to acquire any membership interests of FastFind or other securities of FastFind;

(E)  (1) granting to any employee, executive officer, or manager of FastFind any increase in compensation, (2) granting to any executive officer or manager of FastFind any increase in severance or termination pay, (3) entering into any employment, consulting, indemnification, severance or termination agreement, or any other Material Contract, with any such executive officer or manager, (4) establishment, adoption, entering into or amendment in any material respect of any collective bargaining agreement or FastFind Benefit Plan (as defined in Section 5.20), (5) agreeing to provide any severance benefits to any employee, executive officer, or manager of FastFind, or (6) taking any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or FastFind Benefit Plan;

(F)  any change in accounting methods, principles or practices by FastFind materially affecting the consolidated assets, liabilities or results of operations of FastFind, except insofar as may have been required by a change in GAAP;

(G)  any material revaluation by FastFind of any of its assets;

(H)  any material change in FastFind’s pricing policies;

(I)  any liability incurred other than in the ordinary course of business, consistent with past practice, or any borrowing of monies in excess of $25,000 in the aggregate;

(J)  any making of any loan, advance or capital contribution to, or investment in, any Person;

(K)  any Contract with respect to any acquisition, sale or transfer of any material asset of FastFind;

(L)  any material damage, destruction or loss, whether or not covered by insurance, affecting its assets, properties or business;

(M)  any entry into, amendment of, or relinquishment, termination or nonrenewal by FastFind of any Material Contract other than in the ordinary course of business;

(N)  any payment or discharge of any material encumbrance;

(O)  any material elections with respect to Taxes by FastFind or settlement or compromise by FastFind of any material Tax liability or refund;

(P)  any sale, disposition, transfer or license to any Person of any FastFind Intellectual Property Rights (as defined below) other than in the ordinary course of business;

(Q)  any deferral of the payment of any accounts payable other than in the ordinary course of business, or in an amount which is not material, or any discount, accommodation or other concession made other than in the ordinary course of business, in order to accelerate or induce the collection of any receivable; or

(R)  any labor dispute or claim of unfair labor practices.

Section 5.14  Material Contracts. Except for this Agreement and the Material Contracts listed in Exhibit 5.14, FastFind is not a party or subject to any of the following (whether oral or in writing):

(A)  any material reseller, marketing, sales representative or similar Contract under which any third party is authorized to sell, market or take orders for any of FastFind’s products or services;

(B)  any Contract in which FastFind has granted or received exclusive sales, distribution or marketing rights, rights of refusal, rights of first negotiation or similar rights with respect to any product or service;

(C)  any Contract providing for the development of any material technology or Intellectual Property rights, independently or jointly, for it, other than consultants and contractors of FastFind on FastFind’s standard forms for such Contracts;

(D)  any joint venture or partnership Contract, any Contract relating to a limited liability company or any other Contract which has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses by it with any other party;

(E)  any Contract for or relating to the employment or hiring for services of any of its managers, officers, members or key employees;

(F)  any Contract or trust deed encumbering any of its assets or properties, any promissory note, any credit line, credit facility, loan agreement or other Contract for the borrowing of money pursuant to which it may borrow or loan funds, any security agreement encumbering any of its assets or properties, any security agreement encumbering any asset or property of a third party for its benefit, any guarantee by it of any obligation or indebtedness of another party or any guarantee of any of its obligations or indebtedness, and any Contract for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

(G)  any Contract under which it is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $50,000.00 per annum, and any Contract for the sale, purchase or disposition of any real property;

(H)  any Contract for the sale, licensing or leasing by or to it of any assets, properties, products, services or rights having a value in excess of $50,000.00 or which is material to FastFind’s business;

(I)  any Contract or plan (including any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, “stock appreciation rights”, or stock-based performance units) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any membership interests of FastFind or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any membership interests of FastFind, other securities or options, warrants or other similar rights;

(J)  any Contract pursuant to which FastFind has acquired a material business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

(K)  any other Contract to which FastFind is a party or by which FastFind or any of FastFind’s assets or properties are bound (i) that is material to the financial condition and results of operations of FastFind taken as a whole or (ii) that involves a future financial commitment by it in excess of $50,000; or

(L)  any Contract between FastFind and any Governmental Entity or any Permit.

All Contracts listed in Exhibit 5.14 shall be collectively referred to as the "Material Contracts". Neither FastFind nor, to the Knowledge of FastFind, any other party, is in material breach or default under any Material Contract.

Each FastFind Education Insertion Orders, Online Advertising Agreements, Master Marketing Agreements/Lead Purchase Agreements identified on Exhibit 5.14 that involves less than $50,000 in future consideration is materially identical other than for particular information about the other party entering into such agreement (name, address, contact person, etc.), pricing information and information about the particular campaign (as applicable).

Section 5.15  Taxes.

(A)  Returns are Timely Filed. FastFind has timely filed all Returns relating to Taxes required to be filed by or on behalf of FastFind on or before the Closing, with any Tax authority, such Returns are true, correct and complete in all material respects, and FastFind has paid all Taxes shown to be due on such Returns.

(B)  Withholdings. FastFind has withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act, Taxes pursuant to the exercise, deemed exercise, transfer, cancellation and/or termination of the options, and other Taxes required to be withheld.

(C)  No Delinquencies, Deficiencies or Waivers.

(i)  No deficiencies for Taxes have been claimed, proposed or assessed in writing by any Governmental Entity for which FastFind may have any liability;

(ii)  There are no pending or, to the Knowledge of FastFind, threatened audits, suits, proceedings, actions, investigations or claims for or relating to any liability in respect of Taxes with respect to FastFind;

(iii)  There are no matters under discussion by FastFind with any Governmental Entity with respect to Taxes that may result in an additional amount of Taxes for which FastFind may have any liability or which may attach to the assets and properties of FastFind; and

(iv)  FastFind has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(D)  No Audits. To the Knowledge of FastFind, no audit or other examination of any Return of FastFind by any Tax authority is presently in progress, nor has FastFind been notified, orally or in writing, of any request for such an audit or other examination or any Tax authority’s intent to request such an audit or other examination.

(E)  No Adjustments Proposed. To the Knowledge of FastFind, no adjustment relating to any Returns filed by FastFind has been proposed in writing formally or informally by any Tax authority to FastFind or any representative thereof that is reasonably likely to be material to FastFind.

(F)  No Liability for Unpaid Taxes. FastFind has no liability for unpaid Taxes which have not been accrued for or adequately reserved on the Financials in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to FastFind.

(G)  FastFind is Not a USRPHC. Since its inception, FastFind has not been a "United States real property holding corporation," as defined in Section 897(c)(2) of the Code and in Section 1.897-2(b) of the Regulations.

(H)  No Liens for Taxes. There are no material Liens for Taxes (other than taxes not yet due and payable) upon any of the assets of FastFind.

(I)  No Consolidated Filings. FastFind has not been a member of an affiliated group filing a consolidated federal income Tax Return.

(J)  No Tax Allocations or Sharing. FastFind is not a party to any income Tax allocation or sharing agreement.

(K)  Tax Information Provided to Bankrate. FastFind has made available to Bankrate correct and complete copies of all federal income tax returns, examination reports, and statements of deficiencies assessed against or agreed to by FastFind within the past three (3) years.

(L)  No Distributions. FastFind has not distributed equity of another Person, or has had its membership interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code within the last two (2) years.

Section 5.16  Affiliate Transactions. Except as set forth in Exhibit 5.16, there are no contracts, commitments, agreements, borrowings, arrangements or other transactions between either FastFind and any (a) officer or manager of FastFind, (b) record or beneficial owner of the voting securities of FastFind, or (c) other affiliate of such officer, manager, Member or beneficial owner of FastFind Membership Interests.

Section 5.17  Banking Relationships.  Exhibit 5.17 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which FastFind maintains any safe deposit boxes or accounts and the names of all Persons authorized to draw thereon or make withdrawals therefrom.

Section 5.18  Title to Properties.

(A)  Real Property Ownership and Leases. FastFind does not own any real property interests. Exhibit 5.18 sets forth a list of all leases of real property used primarily in the operation of the FastFind business. FastFind is in material compliance with the terms of such real property leases and, to the Knowledge of FastFind such leases are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a material claim against Bankrate.

(B)  Valid Ownership or Leasehold of Property. FastFind has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the material tangible properties and assets, real, personal and mixed, used in FastFind’s business or shown on the Financials.

Section 5.19  Intellectual Property.

(A)  FastFind Intellectual Property Rights. Except as set forth on Exhibit 5.19(A), FastFind owns, or has a valid right or license to use all Intellectual Property currently used in the conduct of FastFind’s business (such Intellectual Property being collectively referred to as the "FastFind Intellectual Property Rights"). "FastFind Owned Intellectual Property Rights" means FastFind Intellectual Property Rights that are owned or licensed exclusively to FastFind.

(B)  FastFind’s Licenses. Exhibit 5.19(B) sets forth a list of all licenses, sublicenses and other agreements as to which FastFind is a party and pursuant to which FastFind grants to any Person any rights to use any FastFind Intellectual Property Right.

(C)  No Restrictions on Use or Licensing of FastFind Owned Intellectual Property Rights. No FastFind Owned Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by FastFind or restricting the licensing thereof by FastFind to any Person.

(D)  No Conflicts with this Agreement and the Transactions. Neither the execution, delivery and performance of this Agreement nor the consummation of the Transactions will, in accordance with their terms: (i) constitute a material breach of or material default under any contract to which FastFind is a party governing any FastFind Intellectual Property Right; or (ii) cause any material restriction on FastFind’s right to use, or the forfeiture or termination of (or give rise to a right of forfeiture or termination of), any FastFind Intellectual Property Right.

(E)  No Infringement or Litigation. Except as set forth in Exhibit 5.19(E), neither the development, marketing, license, sale or distribution of any FastFind’s products or business method violates any contract between the FastFind and any other Person or, to the Knowledge of FastFind, infringes or misappropriates any Intellectual Property Right of any third party. Except as set forth in Exhibit 5.19(E), there is no pending or, to the Knowledge of FastFind, threatened claim or litigation contesting the validity, ownership or right of FastFind to exercise any FastFind Intellectual Property Right or to use, develop, manufacture, market, license, sell or distribute any FastFind product. Except as set forth in Exhibit 5.19(E), FastFind has not received any written or, to the Knowledge of FastFind, oral notice asserting that any FastFind Intellectual Property Right or FastFind product or business method conflicts with the rights of any other Person. Notwithstanding anything set forth in this Agreement or Exhibit 5.19(E) to the contrary, to the Knowledge of FastFind, no FastFind Intellectual Property Right or FastFind product or business method infringes or misappropriates any Intellectual Property Right of any third party or conflicts with the rights of any other Person.

(F)  Registered Intellectual Property. Exhibit 5.19(F) sets forth all Registered Intellectual Property. All necessary registration, maintenance and renewal fees currently due in connection with Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property, except, in each case, as would not have a material impact on such item of Registered Intellectual Property.

(G)  No Employee Violations or Assignments. FastFind has not received any written or, to the Knowledge of FastFind, oral notice that any employee or consultant of FastFind: (1) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, nondisclosure agreement, non-competition agreement or any other contract, agreement, arrangement, commitment or undertaking with any other party by virtue of such employee’s or consultant’s being employed by, or performing services for, FastFind or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software, or other copyrightable, patentable or otherwise proprietary work for FastFind that is subject to any agreement under which such employee or consultant has assigned or otherwise granted to any other Person any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or other proprietary work.

(H)  Assignment by Employees to FastFind. All employees and consultants of FastFind that have materially contributed to the development of FastFind Owned Intellectual Property have executed and delivered an agreement regarding the protection of such proprietary information and the assignment of inventions to FastFind.

(I)  Internet Domain Names. Exhibit 5.19(I) sets forth all Internet domain names used in FastFind’s business.

Section 5.20  Employee Benefit Plans.

(A)  No ERISA Affiliates. Other than Wescoco Investors, LLC, there is no entity, trade or business that has been or is a member with FastFind of a group described in Code Section 414(b), (c), (m) or (o), or Section 4001(b)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or that is a member of the same “controlled group” with FastFind pursuant to ERISA Section 4001(a)(14). Other than FastFind, there is no entity, trade or business that has been or is a member with Wescoco Investors, LLC of a group described in Code Section 414(b), (c), (m) or (o), or ERISA Section 4001(b)(1), or that is a member of the same “controlled group” with Wescoco Investors, LLC pursuant to ERISA Section 4001(a)(14).

(B)  FastFind Employee Benefit Plans. FastFind has listed in Exhibit 5.20(B), and, in addition thereto, has delivered or made available to Bankrate prior to the execution of this Agreement copies (and will continue to make the same available to Bankrate after execution of this Agreement and after the Closing, where necessary) of any and all pension, retirement, profit-sharing, deferred compensation, Options, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, including any employment agreement which may itself contain such provisions, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including “employee benefit plans” as that term is defined in ERISA Section 3(3), currently adopted, maintained by, participated in, sponsored in whole or in part by, or contributed to by FastFind for the benefit of FastFind’s employees, retirees, dependents, spouses, directors, independent contractors, or any other beneficiaries (collectively “Participants”) under which such Participants are eligible to participate or receive benefits (collectively, the “FastFind Benefit Plans”). The FastFind Benefit Plans documents delivered or made available to Bankrate by FastFind include true and complete copies of each plan, together with any amendments thereto, any trust agreements associated with a FastFind Benefit Plan, together with any amendments thereto, any insurance or annuity contracts with respect to any FastFind Benefit Plan, all current summary plan descriptions with respect to any FastFind Benefit Plan together with any summaries of material modifications thereto, all Internal Revenue Service Forms 5500 (or variations thereof) together with any Schedule B and any other attachment thereto filed with respect to any FastFind Benefit Plan (for each of the three most recent plan years for which filings have been made), all certified actuarial statements (for each of the three most recent plan years for which such statements have been prepared) with respect to any FastFind Benefit Plan, any auditor's reports (for each of the three most recent plan years for which reports have been issued) with respect to any FastFind Benefit Plan, all current agreements or contracts entered into with any third party administrator or trustee with respect to any FastFind Benefit Plan, and all current agreements or contracts with any investment manager or investment advisor with respect to any FastFind Benefit Plan.

(C)  Administration of FastFind Benefit Plans. Except as otherwise provided for or disclosed elsewhere in this Agreement, FastFind, and, to FastFind’s knowledge, its agents, the trustees and other fiduciaries of the FastFind Benefit Plans, have, at all times, complied in all material respects with the applicable provisions of the FastFind Benefit Plans, the Code and ERISA and with all agreements relating to the administration of such FastFind Benefit Plans. Except as otherwise provided for or disclosed elsewhere in this Agreement, each FastFind Benefit Plan has been administered and communicated to the Participants and beneficiaries in all material respects in accordance with its provisions, and all required annual reports, filings, disclosures, or other communications, which have been required to be made to the Participants and beneficiaries, other employees, the IRS, the U.S. Department of Labor, or any other applicable governmental agency, in connection with each Plan, pursuant to the Code, ERISA, or other applicable statute or regulation, have been made in a timely manner and no material liability has been incurred on account of delinquent or incomplete compliance or failure to comply with such requirements. All amendments and actions required to bring the FastFind ERISA Plans into conformity with all of the applicable provisions of ERISA and other applicable Laws have been made or taken with respect to those provisions of ERISA and other applicable Laws for which the time period for amendment or actions expired on or before the Closing Date. Any bonding required with respect to any FastFind Benefit Plan in accordance with applicable provisions of ERISA has been obtained and is in full force and effect. Each FastFind ERISA Plan, which is intended to be qualified under Section 401(a) of the Code has heretofore received a favorable determination letter from the Internal Revenue Service, and FastFind is not aware of any circumstances likely to result in revocation of any such favorable determination letter(s).

(D)  Other Representations and Warranties Regarding FastFind Benefit Plans. Except as disclosed in Exhibit 5.20(D):

(i)  There are no actions, suits, investigations, arbitrations, or proceedings pending against any FastFind Benefit Plan, against the assets of any of the trusts under such plans or the plan sponsor or the plan administrator or against any agent or fiduciary of any FastFind Benefit Plan with respect to the operation of such plans (other than routine benefit claims);

(ii)  Neither FastFind nor, to FastFind’s knowledge, any disqualified person (as defined in Section 4975 of the Code) have engaged in a transaction with respect to any FastFind Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject FastFind, or, to FastFind’s knowledge, its agents, the trustees or the other fiduciaries of the FastFind Benefit Plans to a Tax imposed by either Section 4975 of the Code or any penalty under Section 502(i) of ERISA;

(iii)  There have been no governmental audits of any FastFind Benefit Plan within the last six (6) years that has resulted in any material penalties, fines, excise taxes, additional benefit accruals, and there are no threatened or pending governmental audits as of the date hereof and as of the date of Closing; and

(iv)  FastFind will not issue any membership interests, Options or amend or terminate any FastFind Benefit Plan subsequent to the date of this Agreement without the written consent of Bankrate except as may be necessary to honor any pre-existing contract or to maintain the qualification of such FastFind Benefit Plan in which case FastFind shall promptly notify Bankrate of such issuance, amendment or termination in writing prior to its implementation.

(E)  No FastFind Pension Plans or Pension Plan Liability. FastFind has never maintained, adopted, sponsored, or contributed to, and does not have any liability or potential liability under or with respect to, any multiemployer plan (as such term is defined in ERISA Section 3(37) or 4001(a)(3)) or any employee pension benefit plan (as such term is defined in ERISA Section 3(2)) subject to Section 302 or Title IV of ERISA, or otherwise has any liability or potential liability under Title IV of ERISA.

(F)  No Wescoco Investors, LLC Benefit Plans. Wescoco Investors, LLC has never maintained, adopted, sponsored, or contributed to, and does not have any liability or potential liability under or with respect to: (i) any multiemployer plan (as such term is defined in ERISA Section 3(37) or 4001(a)(3)) or any employee pension benefit plan (as such term is defined in ERISA Section 3(2)) subject to Section 302 or Title IV of ERISA, or otherwise has any liability or potential liability under Title IV of ERISA; (ii) any other employee pension benefit plan; or (iii) any employee welfare benefit plan (as such term is defined in ERISA Section 3(1)).

(G)  Retiree Health and Benefit Plans. Except as disclosed in Exhibit 5.20(G), FastFind does not have any liability for retiree health and life benefits under any of the FastFind Benefit Plans and if there are any such plans, there are no restrictions on the rights of FastFind to amend or terminate any such retiree health or benefit Plan without incurring any post-termination liability thereunder, except for administrative costs and professional fees to terminate same).

(H)  Effect of Transactions. Except as disclosed in Exhibit 5.20(H), neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, change of control, or otherwise) becoming due to any director or any employee of FastFind under any FastFind Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any FastFind Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

(I)  Entitlements. Except as disclosed in Exhibit 5.20(I), the actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any FastFind and respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Sections 401(a), have been fully reflected on the FastFind Financials to the extent required by and in accordance with GAAP.

(J)  No Membership Interests of FastFind are Assets of FastFind Benefit Plans. Except as disclosed in Exhibit 5.20(J), no membership interests or other security issued by FastFind forms or has formed a part of the assets of any FastFind Benefit Plan.

Section 5.21  Litigation. Except as set forth in Exhibit 5.21, there is no suit, action or proceeding pending, or to the Knowledge of FastFind, threatened against FastFind nor is there any Judgment outstanding against FastFind.

Section 5.22  Compliance with Applicable Laws. Except as set forth in Exhibit 5.22, FastFind is in compliance, in all material respects, with all Laws which affect the business, business practice or any owned or leased real or personal property of FastFind, including those relating to occupational health and safety and the environment. FastFind has not received any written communication from a Governmental Entity alleging that FastFind is not in compliance in any material respect with any applicable Law. Neither FastFind, nor, to the Knowledge of FastFind, any of its Affiliates, (i) is conducting as of the date of this Agreement any internal investigation with respect to any alleged act or omission relating to the business, business practice or any owned or leased real or personal property of FastFind, or (ii) is planning to make a voluntary disclosure to any Governmental Authority with respect thereto.

Section 5.23  Permits. Except as set forth in Exhibit 5.23, FastFind holds all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Entities, or required by Governmental Entities to be obtained, in each case necessary for the conduct of its business, including, without limitation, the sale of its products (collectively, "Permits"). To the Knowledge of FastFind, FastFind is in compliance in all material respects with the terms of all Permits. To the Knowledge of FastFind, all such Permits have are in full force and effect, and all rights and entitlements pursuant to such Permits are vested in FastFind. To the Knowledge of FastFind, FastFind has not committed any act or failed to act in a manner which could result in the revocation or suspension of any such Permit or in any disciplinary action relating to such Permit. FastFind has not received any written notice to the effect that a Governmental Entity was considering the amendment, termination, revocation or cancellation of any Permit. All such Permits are renewable by their terms or in the ordinary course of business.

Section 5.24  Environmental Matters.

(A)  Hazardous Material. No underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "Hazardous Material") are present, as a result of the actions of FastFind, or as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that FastFind has at any time owned, operated, occupied or leased.

(B)  Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Knowledge of FastFind, no material action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against FastFind in a writing delivered to FastFind concerning any Hazardous Material. FastFind is not aware of any fact or circumstance that reasonably could be expected to involve FastFind in any environmental litigation or impose any environmental liability.

Section 5.25  Insurance. FastFind has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owning assets similar to those of the FastFind’s business. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and FastFind is otherwise in compliance in all material respects with the terms of such policies and bonds. To the Knowledge of FastFind, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

Section 5.26  Certain Payments. Since the beginning of the periods covered in the Financials, neither FastFind nor, to the Knowledge of FastFind, any of its managers, officers, managers, Affiliates or employees has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, in each case with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (a) governmental official or employee, (b) political party or candidate thereof, or (c) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

Section 5.27  Funded Indebtedness. Exhibit 5.27 sets forth all of the outstanding principal and accrued and unpaid interest and all other amounts owing with respect to the Funded Indebtedness.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BANKRATE AND SUB

Bankrate and Sub, jointly and severally, represent and warrant to the Members that:

Section 6.01  Organization, Standing and Power. Bankrate is duly organized, validly existing and in good standing under the laws of Florida and has full corporate power and authority to conduct its businesses as presently conducted. Sub is duly organized, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to conduct its businesses as presently conducted.

Section 6.02  Sub.

(A)  Sub's Sole Purpose is to Enter into this Agreement. Since the date of its formation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations pursuant to this Agreement and matters ancillary to its obligations pursuant to this Agreement.

(B)  Sub’s Membership Interests. All of the authorized membership interests of Sub have been validly issued, are fully paid and nonassessable and are owned by Bankrate free and clear of any Lien.

Section 6.03  Bankrate and Sub have Authority to Enter Into this Agreement and Engage in the Transactions. The execution, delivery and performance by Bankrate and Sub of this Agreement and the Ancillary Agreements, and the consummation by Bankrate and Sub of the Transactions are: (A) within the requisite corporate or limited liability company powers, as applicable, of Bankrate and Sub; (B) are not in contravention of the terms of Bankrate and Sub's organizational documents; and (C) have been duly authorized and approved by all necessary corporate action on the part of Bankrate and Sub. No other proceedings on the part of Bankrate or Sub are necessary to authorize the execution, delivery and performance by Bankrate and Sub of this Agreement, the Ancillary Agreements, and the Transactions.

Section 6.04  Bankrate and Sub have Validly Executed and Delivered this Agreement. Bankrate and Sub have each duly executed and delivered this Agreement, and the Ancillary Agreements to be entered into by Bankrate and/or Sub pursuant to the terms of this Agreement shall have been duly and validly executed and delivered by Bankrate and/or Sub, as applicable. This Agreement constitutes, and upon their execution and delivery, such Ancillary Agreements will constitute, the legal, valid and binding obligation, of Bankrate and/or Sub, as applicable, enforceable against Bankrate and/or Sub in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditor’s rights generally and general principles of equity.

Section 6.05  No Conflicts. The execution and delivery by each of Bankrate and Sub of this Agreement, do not, and the consummation of the Transactions and compliance with the terms of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Bankrate or any of its Subsidiaries under, any provision of (i) the charter or organizational documents of Bankrate or any of its Subsidiaries, (ii) any material Contract to which Bankrate or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 6.06, any material Judgment or Law applicable to Bankrate or any of its Subsidiaries or their respective properties or assets.

Section 6.06  No Government Entity Consents are Necessary. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Bankrate or any Bankrate Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of such reports as may be required in connection with this Agreement and the Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) such other items as are set forth in Exhibit 6.06.

Section 6.07  Brokers. No broker, investment banker, financial adviser or other Person, is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Bankrate.

Section 6.08  Availability of Funds. Buyer has cash available to enable it to consummate on a timely basis the transactions contemplated by this Agreement.

Section 6.09  Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, FastFind shall be able to pay its debts as they become due and shall own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, FastFind shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Bankrate or FastFind.

Section 6.10  Acquisition for Investment. The FastFind Membership Interests acquired by Bankrate pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Bankrate will not offer to sell or otherwise dispose of the FastFind Membership Interests so acquired by it, in violation of any of the registration requirements of the Securities Act of 1933, as amended, or any comparable state law.

ARTICLE VII
COVENANTS RELATING TO CONDUCT OF BUSINESS; NO DISCUSSIONS WITH
OTHERS; ACCESS TO INFORMATION; AND EFFORTS TO CONSUMMATE THE
TRANSACTIONS; HIRING OF EMPLOYEES

Section 7.01  Conduct of Business of FastFind.

(A)  Conduct of Business by FastFind. Except for matters set forth in Exhibit 7.01(A) or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, FastFind shall conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Exhibit 7.01(A) or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, FastFind shall not do any of the following without the prior written consent of Bankrate:

(i)  (1) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of the FastFind Membership Interests, (2) split, combine or reclassify any of the FastFind Membership Interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the FastFind Membership Interests, or (3) purchase, redeem or otherwise acquire any shares of the FastFind Membership Interests or any other securities of FastFind or any rights, warrants or options to acquire any such membership interests or other securities;

(ii)  issue, deliver, sell or grant (1) any membership interests of FastFind, (2) any Voting FastFind Debt or other voting securities, (3) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such membership interests, Voting FastFind Debt, voting securities or convertible or exchangeable securities or (4) any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, “stock appreciation rights”, stock-based performance units;

(iii)  amend the FastFind Certificate of Formation, the FastFind LLC Agreement or other comparable charter or organizational documents;

(iv)  acquire or agree to acquire (1) by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (2) any assets that are material, individually or in the aggregate, to FastFind, taken as a whole;

(v)  enter or agree to enter into any joint venture or other strategic business arrangement with another Person;

(vi)  enter into or terminate any Material Contract, or make any change in any Material Contract, other than the renewals of Material Contracts without material adverse changes of terms;

(vii)  (1) grant to any executive officer, manager, or member of FastFind any increase in compensation, (2) grant to any executive officer or manager of FastFind any increase in severance or termination pay, (3) enter into any employment, consulting, indemnification, severance or termination agreement, or any other Material Contract, with any such executive officer or manager, (4) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or FastFind Benefit Plan or (5) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or FastFind Benefit Plan;

(viii)  make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of FastFind, except insofar as may have been required by a change in GAAP;

(ix)  sell, lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice, but in no event involving a sale price or value in excess of Ten Thousand Dollars ($10,000.00);

(x)  (1) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except under existing lines of credit or for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (2) make any loans, advances or capital contributions to, or investments in, any other Person;

(xi)  make or agree to make any new capital expenditure or expenditures that, individually, is in excess of Ten Thousand Dollars ($10,000.00) or, in the aggregate, are in excess of Twenty-Five Thousand Dollars ($25,000.00);

(xii)  make or change any material Tax election or settle or compromise any material Tax liability or refund or amend any Tax returns;

(xiii)  (1) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or incurred in the ordinary course of business consistent with past practice, (2) cancel any material indebtedness (individually or in the aggregate) owed to FastFind or waive any claims or rights of substantial value or (3) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which FastFind is a party;

(xiv)  enter into or carry out any transaction with any legal Affiliate of FastFind; or

(xv)  authorize any of, or commit or agree to take any of, the foregoing actions.

(B)  Other Actions. FastFind and Bankrate shall not, and Bankrate shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) a breach of any of the representations and warranties of such party set forth in this Agreement, or (iii) any condition to the Merger set forth in Article VI not being satisfied.

(C)  Advice of Changes. Each party shall promptly advise the other party orally and in writing of any change or event that has or could reasonably be expected to have a FastFind Material Adverse Effect or Bankrate Material Adverse Effect, as the case may be.

Section 7.02  Permits Transferred to the Surviving Company and/or its Agents. FastFind and the Members shall take all actions necessary to transfer, assign, issue, have issued, or convey the Permits to the Surviving Company and/or its agents, and otherwise ensure that, at the Effective Time, the Permits have been duly and validly issued to the Surviving Company and/or its agents, as applicable, are in full force and effect, and all rights and entitlements pursuant to such Permits are vested in the Surviving Company and/or its agents, as applicable.

Section 7.03  No Discussions with Others.

(A)  No Solicitation or Consideration of Third Party Offers. From the date of the execution of this Agreement until the earlier of the Closing Date, or the termination of this Agreement in accordance with its terms, neither FastFind nor any Member, nor any of their respective Affiliates, officers, managers, employees, agents or advisors, shall, directly or indirectly, solicit offers from, negotiate with or in any manner encourage or consider any proposal of any other Person or entity (a "Third Party") relating to the acquisition of an ownership interest in FastFind, or of the assets of FastFind, in whole or in part, through purchase, merger, consolidation, share exchange or otherwise, or any other business combination involving FastFind (collectively, a "Third Party Offer").

(B)  Notice to Bankrate of Third Party Offers. If any of the Members, FastFind, or FastFind’s Affiliates, officers, managers, employees, agents or advisors receives any communication regarding any Third Party Offer after the date hereof and prior to the earlier of the Closing Date, or the termination of this Agreement in accordance with its terms, then the Member Representative shall immediately notify Bankrate of the receipt of such Third Party Offer.

Section 7.04  Voting Agreement By execution of this Agreement, FastFind’s Board of Managers and the Members hereby agree to vote their respective FastFind Membership Interests in favor of the Transactions.

Section 7.05  Access to Information; Confidentiality.

(A) FastFind Shall Provide Bankrate Access to Information. FastFind shall provide to Bankrate, and its officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours and upon reasonable notice during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records. During such period, FastFind shall furnish promptly to Bankrate all information concerning its business, properties and personnel as Bankrate may reasonably request.

(B) Disclosure of Information is Subject to the Confidentiality Agreement. All information exchanged pursuant to this Agreement shall be subject to the confidentiality agreement between FastFind and Bankrate (the "Confidentiality Agreement") and each of the Members agrees to be bound by such terms of the Confidentiality Agreement to which FastFind is bound, and to be jointly and severally liable for any breach of the Confidentiality Agreement by FastFind and/or any Member.

Section 7.06  Commercially Reasonable Efforts; Notification.

(A) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, and shall take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement.

(B) Without limiting the generality of Section 7.06(A), the parties to this Agreement shall:

(i)  obtain all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities, make all necessary registrations and filings (including filings with Governmental Entities, if any), and take all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity;

(ii)  file the Certificate of Merger with the Secretary of State of the State of Delaware and make all other necessary filings to effectuate the Merger;

(iii)  use commercially reasonable efforts to obtain all necessary consents, approvals or waivers from third parties;

(iv)  defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and

(v)  executing and delivering any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

(C) FastFind shall give prompt notice to Bankrate, and Bankrate or Sub shall give prompt notice to FastFind, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any material respect with any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Section 7.07  Bankrate’s Hiring of FastFind’s Employees. Bankrate will offer to all employees of FastFind immediately prior to the Effective Time (such employees being referred to as "Continuing Employees") continued employment with FastFind.

Section 7.08  Books and Records. From and after the Closing, Bankrate shall, and shall cause FastFind to, provide Member Representative and its authorized representatives with reasonable access (for the purpose of examining and copying), during normal business hours, to the books and records of FastFind with respect to periods prior to the Closing Date in connection with any legitimate matter whether or not relating to or arising out of this Agreement or the transactions contemplated hereby (including preparation of the FastFind's Tax Return for periods ending on or before the Closing Date). Unless otherwise consented to in writing by the Member Representative (which consent shall not be unreasonably withheld), Bankrate shall not, for a period of five years following the Closing Date, destroy, alter or otherwise dispose of any material books and records of FastFind, or any portions thereof, relating to periods prior to the Closing Date without first offering to surrender to the Member Representative (on behalf of the Members) such books and records or such portions thereof. The parties shall cooperate fully, as and to the extent reasonably requested by each party and at the requesting party's expense, in connection with any audit, litigation or other proceeding with respect to Taxes.

Section 7.09  Use of Financials for SEC Filings. Following the Closing, the Member Representative shall use commercially reasonable efforts to cause FastFind’s accountants to consent to the use of FastFind’s Financials in any filing or filings that Bankrate is required to make pursuant to Rule 3.05 of Regulation S-X. In the event that FastFind's accountants do not provide such consent in a timely manner, Bankrate and the Member Representative shall select a mutually acceptable accounting firm to prepare an audit of FastFind's Financials for the fiscal year ending December 31, 2004 that are suitable for filing pursuant to Rule 3.05 of Regulation S-X. The fees and expenses incurred to prepare an audit of FastFind's Financials for the fiscal year ending December 31, 2004 that are suitable for filing pursuant to Rule 3.05 of Regulation S-X shall be paid from the Indemnification Escrow Cash.

ARTICLE VIII
INDEMNIFICATION

Section 8.01  Indemnification.

(A)  Bankrate's Indemnification. Subject to the limitations set forth in Subsection 8.01(H), Bankrate shall indemnify and hold harmless the Members against and in respect of any and all direct and indirect damages, claims, judgments, losses, liabilities and reasonable expenses (including, without limitation, reasonable attorneys fees and expenses, reasonable paralegal fees and expenses, reasonable investigative fees and expenses and sales and use taxes imposed on such amounts) (collectively, "Damages") suffered by the Members, which may arise out of or be in respect of: (i) any breach or violation of this Agreement by Bankrate or Sub; (ii) any falsity, inaccuracy or misrepresentation in any Bankrate or Sub representation, warranty or covenant set forth in this Agreement or any Exhibit or Schedule to this Agreement; (iii) any fraud, willful misconduct or criminal acts of Bankrate or Sub (including any manager, officer or employee of Bankrate or Sub, or agent of any such manager, officer or employee); or (iv) enforcing this Agreement and all actions, suits, proceedings, claims and demands incident to the foregoing.

(B)  Members' Indemnification. Subject to the limitations set forth in Subsection 8.01(G), each of the Members, jointly and severally, shall indemnify and hold harmless Bankrate, Sub, the Surviving Company, and each of their respective Affiliates, managers, officers, members, shareholders, employees, agents, attorneys, heirs, legal representatives, successors and assigns (collectively, the "Bankrate Group"), against and in respect of any and all Damages suffered by the Bankrate Group, which may arise out of or be in respect of: (i) any breach or violation of this Agreement by FastFind or any Member; (ii) any falsity, inaccuracy or misrepresentation in any FastFind or Member representation, warranty or covenant set forth in this Agreement or any Exhibit or Schedule to this Agreement; (iii) Bankrate's reliance or actions based on any actions or representations of the Member Representative and any actions or representations of the Member Representative; (iv) any fraud, willful misconduct or criminal acts of FastFind (including any manager, officer or employee of FastFind or agent of any such manager, officer or employee) or any Member; (v) claims made against the Bankrate Group asserting an alleged violation of U.S. Patent Nos. 6,385,594 and/or 6,611,816 by FastFind prior to the Closing, even if FastFind or the Bankrate Group prevail against such claims; (vi) claims made against the Bankrate Group asserting an alleged violation of either or both of U.S. Patent Nos. 6,385,594 and 6,611,816 by the Bankrate Group including any portion of, or the entire, two-year period following the Closing (solely if the Bankrate Group has substantially continued the business methods and practices employed by FastFind during the pre-Closing periods upon which an alleged violation of either or both of U.S. Patent Nos. 6,385,594 and 6,611,816 is based), even if the Bankrate Group prevail against such claims; (vii) items set forth on Exhibit 5.19 and marked with an asterisk; and (viii) the documented expenses of Bankrate, if any, in an amount not to exceed $100,000, incurred in connection with attempting to formulate a business method and practices to avoid an alleged violation of either or both of U.S. Patent Nos. 6,385,594 and 6,611,816. Without limiting the generality of the foregoing, nothing in this Agreement is intended to provide indemnification by the Members pursuant to this Agreement to any individual or entity that was an Affiliate of FastFind only prior to the Closing or individuals or entities serving prior to the Closing as FastFind's managers, officers, members, employees, agents, or attorneys and their legal representatives, successors or assigns.

(C)  Indemnified Party Shall Provide Notice of Claim(s). Upon obtaining knowledge of facts or circumstances which may give rise to a right of indemnification, the party seeking indemnification (the "Indemnified Party") shall promptly notify each party from whom indemnity is sought pursuant to this Section 8.01 (the "Indemnifying Parties"), in writing and in reasonable detail, of such facts or circumstances which may give rise to a right of indemnification pursuant to this Agreement, the identity of any third party claimants, a description of the claim, demand, action or proceeding, if any, out of which the Damages arise, a description of the Damages, and the amount of the Damages ("Notice of Claim"); provided, however, that no failure or delay by the Indemnified Party in the performance of the foregoing shall reduce or otherwise affect the obligation of the Indemnifying Parties to indemnify and hold the Indemnified Party harmless except to the extent that such failure or delay prejudices the Indemnifying Parties' rights or its ability to defend against such claim, demand, complaint, action or proceeding.

(D)  Third-Party Claims. If the claim or demand set forth in the Notice of Claim relates to a claim or demand asserted by a third party (a "Third Party Claim"):

(i)  Indemnified Party May Elect that Indemnifying Parties Defend a Claim or Demand, at the Indemnifying Parties' Expense. The Indemnifying Parties may assume the defense of any Third Party Claim. If the Indemnifying Parties assume the defense of such claim or demand: (1) the Indemnifying Parties will assume the defense of such claim or demand, including the employment of counsel reasonably acceptable to the Indemnified Party to defend such claim or demand, (2) the Indemnifying Parties shall pay all fees, costs and disbursements in connection with the defense of such claim or demand, including reasonable attorneys fees and expenses, reasonable paralegal fees and expenses, reasonable investigative fees and expenses and sales and use taxes imposed on such amounts; and (3) the Indemnified Party shall have the right to participate in the defense of any such Third Party Claim at its sole cost and expense. The Indemnified Party shall make available to the Indemnifying Parties or such Indemnifying Parties' representatives all records and other materials reasonably required by them for their use in contesting any Third Party Claim and shall cooperate with the Indemnifying Parties in connection therewith.

(ii)  The Indemnified Party May Defend a Claim or Demand, at the Indemnifying Parties' Expense. In the event that the Indemnifying Party does not assume the defense of such claim or demand, then such Indemnified Party may, but shall not be obligated to, defend such claim or demand and the Indemnifying Parties shall pay all reasonable fees, costs and disbursements in connection with the defense of such claim or demand, including reasonable attorneys fees and expenses, reasonable paralegal fees and expenses, reasonable investigative fees and expenses and sales and use taxes imposed on such amounts of one counsel selected by the Indemnified Party and reasonably acceptable to the Indemnifying Parties. The Indemnifying Parties shall make available to the Indemnified Party or such Indemnified Party's representatives all records and other materials reasonably required by them for their use in contesting any Third Party Claim and shall cooperate with the Indemnified Party in connection therewith.

(iii)  Certain Third Party Claims. Notwithstanding the foregoing, in the event of a Third Party Claim contemplated by Sections 8.01(B)(v) or 8.01(B)(vi) above, the Indemnifying Party and the Indemnified Party shall mutually agree upon one counsel on or prior to December 15, 2005 and shall mutually determine the defense of such claim or demand on or prior to January 13, 2006. The Indemnifying Party shall reimburse the Indemnified Party for the first $250,000 of the reasonable attorneys fees and expenses, reasonable paralegal fees and expenses, reasonable investigative fees and expenses and sales and use taxes imposed on such amounts, and 75% of such fees, costs, taxes and charges in excess of $250,000, in connection with the defense of such claim or demand under Sections 8.01(B)(v) or 8.01(B)(vi) above and only to the extent incurred during the two-year period following the Closing (which will be disbursed from the Indemnification Escrow Cash). Notwithstanding the first sentence of this paragraph, but subject to the following two sentences, the Indemnified Party shall control the defense of a Third Party Claim contemplated by Sections 8.01(B)(v) or 8.01(B)(vi) at such time as the Escrow Indemnification Cash is exhausted or, if earlier, on the later of (x) the first anniversary of the date hereof and (y) such time, if any, that the Indemnified Party has made claims for indemnification in accordance with this Agreement in excess of the Members' maximum indemnification obligations set forth in this Agreement for such claims (e.g. once the Indemnified Party claims more than $2,000,000 pursuant to a Third Party Claim contemplated by Sections 8.01(B)(v), 8.01(B)(vi) and/or 8.01(B)(viii) above, the Indemnified Party shall control the defense of any such claim or demand). The Indemnifying Party must consent to the settlement of a Third Party Claim contemplated by Section 8.01(B)(vi) if such settlement (x) does not provide for a "per lead" royalty during the two-year period following the Closing that is financially materially the same to the "per lead" royalty in such settlement for periods following such two-year period or (y) provides for a lump sum settlement for the two-year period following the Closing. Moreover, in the event that a Third Party Claim contemplated by Section 8.01(B)(v) is not settled by the execution of a "per lead" royalty or licensing arrangement that is financially materially the same to a "per lead" royalty or licensing arrangement consummated in connection with the settlement of a Third Party Claim contemplated by Section 8.01(B)(vi) (or such other settlement arrangement reasonably acceptable to the Indemnifying Party), then the Indemnifying Party shall assume the defense of any Third Party Claim contemplated by Section 8.01(B)(v), and shall be responsible for all fees, costs and disbursements in connection with such Third Party Claim contemplated by Section 8.01(B)(v) (which fees, costs and disbursements will be disbursed from the Indemnification Escrow Cash), with any settlement thereof subject to the consent of the Indemnified Party (which consent shall not be unreasonably withheld).

(E)  Determination of Indemnification Amount. As soon as is reasonably practicable after the full and final settlement or the entering of a final and non-appealable judgment regarding a Third Party Claim, the Indemnified Party and the Indemnifying Parties shall endeavor to agree upon the amount, if any, to which the Indemnified Party is entitled under this Section 8.01. In the event that the Indemnifying Parties and the Indemnified Party are unable to reach agreement upon the right of the Indemnified Party to indemnification hereunder, or upon the amount of any such indemnification hereunder, either the Indemnified Party or the Indemnifying Parties may submit such dispute for resolution based on this Section 8.01 in accordance with Section 11.15 of this Agreement. The amount of such indemnification determined pursuant to this Subsection 8.01(E) (the "Indemnification Amount") shall be binding upon the Indemnified Party and the Indemnifying Parties.

(F)  Payment of Indemnification Amount. The Indemnifying Parties shall deliver, or shall cause the Escrow Agent to deliver, as applicable, to the Indemnified Party, an amount that is equal to the Indemnification Amount, and as limited by Subsections 8.01(G) and 8.01(H) below, within ten (10) calendar days after the determination of the Indemnification Amount.

(G)  Limitations to Members' Indemnity. Notwithstanding anything to the contrary set forth in this Agreement:

(i)  Maximum Indemnification of Each Member. Each Member's maximum indemnification of the Indemnified Parties for Damages pursuant to this Section 8.01 shall be limited to such Member's pro rata portion of the Indemnification Escrow Cash. At Bankrate’s request, the Member Representative will provide Bankrate the necessary information to determine each Member's pro rata portion of the Indemnification Escrow Cash.

(ii)  Maximum Indemnification by All Members. The Members' aggregate indemnification of the Indemnified Parties for Damages pursuant to this Article VIII shall be limited to the amount of the Indemnification Escrow Cash and shall be paid exclusively from the Indemnification Escrow Cash pursuant to this Agreement and the Escrow Agreement. Notwithstanding the immediately preceding sentence, the Members' aggregate indemnification of the Indemnified Parties for Damages pursuant to this Article VIII shall not be limited to the amount of the Indemnification Escrow Cash and shall not be paid exclusively from the Indemnification Escrow Cash for any Damages related to, arising out of or in connection with any of the following (collectively, the "Exceptional Damages"):

(1)  Sections 5.03, 5.04, 5.05, 5.06, 5.07, 5.08, 5.12, 5.15 or 5.16;

(2)  fraud, willful misconduct, or criminal acts of FastFind or any Member;

(3)  representations and warranties of the Members in Article V hereof which were, to the Knowledge of FastFind, untrue or inaccurate in any material respect as of the Closing Date;

(4)  claims made under Section 8.01(B)(v);

(5)  claims made under Section 8.01(B)(vi); and/or

(6)  claims made under Section 8.01(B)(vii).

In the case of clause (4) above, the Indemnified Party shall be entitled to recover all Exceptional Damages under clause (4) if they consist of a "per lead" royalty or licensing arrangement (so long as the "per lead" royalty or licensing arrangement for pre-Closing periods is financially materially the same as the "per lead" royalty or licensing arrangement for post-Closing periods). In the case of clause (5) above, the Indemnified Party shall be entitled to recover 25% of all Exceptional Damages that consist of a "per lead" royalty or licensing fee paid by the Bankrate Group for leads originated from bankrate.com on or after the Closing through December 31, 2007, subject to a maximum recovery amount of $500,000. In no event shall the Indemnified Party be entitled to recover Exceptional Damages and other Damages in excess of the Purchase Price.

(iii)  Minimum Damages Accrued Before Duty to Indemnify Arises. The Members shall not indemnify the Bankrate Group for any Damages (other than Damages pursuant to Section 8.01(B)(v), 8.01(B)(vi) and 8.01(B)(viii) hereof) until the aggregate amount of Damages of the Bankrate Group exceeds Three Hundred Thousand Dollars ($300,000.00), and then only for the amount of such aggregate Damages exceeding Three Hundred Thousand Dollars ($300,000).

(iv)  Indemnification Periods. The Members will indemnify the Indemnified Party pursuant to this Article VIII for all Damages arising from claims or demands occurring within one (1) year of the Closing Date, provided that the Indemnified Party provided the Member Representative with notice of such claim or demand within one (1) year of the Closing Date; except that the Members shall indemnify the Bankrate Group for Exceptional Damages provided that the Bankrate Group provides the Member Representative with a Notice of Claim of such Exceptional Damage(s) (x) in the case of clauses (3), (5) and (6) of the definition of Exceptional Damages, at any time on or before December 31, 2007 and (y) in the case of clauses (1), (2) and (4) of the definition of Exceptional Damages, at any time on or before December 31, 2008.

(H)  Limitations to Bankrate's Indemnity. Notwithstanding anything to the contrary set forth in this Agreement:

(i)  Minimum Damages Accrued Before Duty to Indemnify Arises. Bankrate shall not indemnify the Members for any Damages until the aggregate amount of Damages of the Members exceeds Three Hundred Thousand Dollars ($300,000.00), and then only for the amount of such Damages exceeding Three Hundred Thousand Dollars ($300,000).

(ii)  Maximum Indemnification by Bankrate. Bankrate's indemnification of the Members for Damages pursuant to this Section 8.01 shall be limited to the amount of the Indemnification Escrow Cash. Notwithstanding the foregoing, Bankrate's indemnification of the Members for Damages pursuant to this Section 8.01 shall not be limited to the amount of the Indemnification Escrow Cash for any Damages related to, arising out of or in connection with Bankrate or Sub's fraud, willful misconduct, criminal acts or failure to make payments to the Members pursuant to Article III.

(iii)  Indemnification Periods. Bankrate will indemnify the Members pursuant to this Section 8.01 for all Damages arising from claims or demands occurring within one (1) year of the Closing Date, provided that the Members provided Bankrate with notice of such claim or demand within one (1) year of the Closing Date; except that Bankrate shall indemnify the Members for Damages related to or arising out of the following, provided that the Member Representative provides the Bankrate Group with a Notice of Claim of such Damages, at any time on or before ninety (90) days past the applicable Statute of Limitations of any breach of this Agreement by Bankrate constituting fraud or intentional misrepresentation.

(I)  Determination of Damages. The amount of any and all Damages under this Article VIII shall be determined net of (i) the net present value of any Tax benefits reasonably expected to be realized (calculated using a discount rate of 8%) by any party seeking indemnification hereunder arising from the deductibility of any such Damages and (ii) any amounts recovered or recoverable by the Indemnified Party under insurance policies, indemnities or other reimbursement arrangements with respect to such Damages. Each party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Damages. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes. In no event shall the Bankrate Group be entitled to recover or make a claim for any amounts in respect of consequential, incidental or indirect damages, lost profits or punitive damages and, in particular, no "multiple of profits" or "multiple of cash flow" or similar valuation methodology shall be used in calculating the amount of any Damages.

(J)  Exclusive Remedy.

(i)  Except for rights, claims and causes of action it may have relating to fraud, the Bankrate Group acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, the Bankrate Group hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against FastFind or its Members relating to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise except for rights, claims and causes of action it may have relating to fraud. Notwithstanding anything to the contrary contained in this Agreement, the Bankrate Group shall have no right to indemnification under this Article VIII with respect to any Damages or alleged Damages if the Bankrate Group shall have requested a reduction in the Net Working Capital reflected on the Closing Balance Sheet on account of any matter forming the basis for such Damage or alleged Damage and shall have agreed, or the Independent Accounting Firm shall have determined, that no such reduction is appropriate.

(ii)  The FastFind Group acknowledges and agrees that, from and after the Closing, except for Bankrate’s failure to pay the Purchase Price, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII or Section 3.03. In furtherance of the foregoing, the FastFind Group hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against Bankrate or its officers and directors relating to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise.

ARTICLE IX
CONDITIONS PRECEDENT TO CLOSING

Section 9.01  Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each party to effect the Transactions is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(A)  No Injunctions or Restraints. No temporary judgment issued by any court of competent jurisdiction or other law preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 9.02, each of the parties shall have used all commercially reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.

Section 9.02  Conditions to Obligations of Bankrate and Sub. The obligations of Bankrate and Sub to effect the Transactions are further subject to the following conditions:

(A)  Representations and Warranties. The representations and warranties of the Members in this Agreement shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent of changes or developments contemplated by the terms of this Agreement and to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct, on and as of such earlier date), except for breaches of such representations and warranties and covenants that, in the aggregate, together with all information disclosed in any supplements, modifications and updates to the Schedules by FastFind prior to the Closing as permitted by this Agreement, would not have a FastFind Material Adverse Effect. Bankrate shall have received a certificate signed on behalf of FastFind by the Chief Executive Officer and the Chief Financial Officer of FastFind and on behalf of the Members by the Member Representative to such effect.

(B)  Performance of Obligations of FastFind. FastFind shall have performed all obligations required to be performed by it under this Agreement at or prior to the Closing Date, except for breaches of such covenants that, in the aggregate, would not have a FastFind Material Adverse Effect, and Bankrate shall have received a certificate signed on behalf of FastFind by the Chief Executive Officer and the Chief Financial Officer of FastFind and on behalf of the Members by the Member Representative to such effect.

(C)  No Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity or any other Person,

(i)  challenging the acquisition by Bankrate or Sub of any FastFind Membership Interests,

(ii)  seeking to restrain or prohibit the consummation of the Transactions,

(iii)  seeking to obtain from FastFind, Bankrate or Sub any damages in relation to FastFind relating to the Transactions,

(iv)  seeking to prohibit or limit the ownership or operation by FastFind, Bankrate, or any of their respective subsidiaries of any material portion of the business or assets of FastFind, Bankrate, or any Subsidiary of Bankrate of any material portion of the business or assets of FastFind, Bankrate, or any Subsidiary of Bankrate, or to compel FastFind, Bankrate, or any Subsidiary of Bankrate to dispose of or hold separate any material portion of the business or assets of FastFind, Bankrate, or any Subsidiary of Bankrate, as a result of the Merger or any other Transaction,

(v)  seeking to impose limitations on the ability of Bankrate to acquire or hold, or exercise full rights of ownership of, any membership interests of FastFind, or

(vi)  seeking to prohibit Bankrate or any of its Subsidiaries from effectively controlling in any material respect the business or operations of FastFind.

(D)  Resignation of FastFind Officers and Managers. Each of FastFind’s officers and managers shall have submitted their resignations from their position as a manager and/or officer of FastFind.

(E)  Escrow Agreement. The Members shall have executed and delivered to Bankrate the Escrow Agreement.

(F)  Affiliate Transactions. All contracts, commitments, agreements, borrowings, arrangements and other transactions between FastFind and any (a) officer or manager of FastFind, (b) record or beneficial owner of the FastFind Membership Interests, (c) of the Members, (d) other affiliate of such officers, manager, beneficial owner or Member shall be terminated.

(G)  Member Representative. The Members shall have executed and delivered to Bankrate an agreement appointing a Member Representative in the form attached hereto as Exhibit 9.02(G).

(H)  Legal Opinion. FastFind’s legal counsel shall have delivered to Bankrate a legal opinion in a form reasonably acceptable to Bankrate.

Section 9.03  Conditions to Obligation of FastFind. The obligation of FastFind to effect Transactions is further subject to the following conditions:

(A)  Representations and Warranties. The representations and warranties of Bankrate and Sub in this Agreement shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent of changes or developments contemplated by the terms of this Agreement and to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct, on and as of such earlier date), except for breaches of such representations and warranties and covenants that, in the aggregate, together with all information disclosed in any supplements, modifications and updates to the Schedules by Bankrate prior to the Closing as permitted by this Agreement, would not have a Bankrate Material Adverse Effect. FastFind shall have received a certificate signed on behalf of each of Bankrate and Sub by the Chief Executive Officer and the Chief Financial Officer of each Bankrate and Sub to such effect.

(B)  Performance of Obligations of Bankrate and Sub. Bankrate and Sub shall have performed all obligations required to be performed by them under this Agreement at or prior to the Closing Date, except for breaches of such covenants that, in the aggregate, would not have a Bankrate Material Adverse Effect, and FastFind shall have received a certificate signed on behalf of each of Bankrate and Sub by an officer of each of Bankrate and Sub to such effect.

(C)  Escrow Agreement. Bankrate shall have executed and delivered to the Member Representative the Escrow Agreement.

(D)  Legal Opinion. Bankrate’s legal counsel shall have delivered to the Members a legal opinion in a form reasonably acceptable to the Members.

Section 9.04  Closing Conditions. FastFind, the Members, Bankrate and Sub will use commercially reasonable efforts to cause each of the conditions set forth in Article IX to be satisfied as soon as reasonably practicable, but in all events on or prior to November 30, 2005

ARTICLE X
TERMINATION

Section 10.01  Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time prior to the Effective Time, in accordance with the terms of this Agreement:

(A)  by mutual written consent of Bankrate and the Member Representative;

(B)  by either (i) Bankrate and the Sub, on the one hand, or (ii) FastFind and the Members, on the other hand, by giving written notice to the other, only upon the following conditions:

(i)  if the Merger is not consummated on or before November 30, 2005 (the "Outside Date"), unless the failure to consummate the Merger by the Outside Date is the result of a knowing and willful breach of this Agreement by the parties seeking to terminate this Agreement that has prevented the consummation of the transactions contemplated hereby; or

(ii)  if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable.

(C)  by FastFind and the Members:

(i)  if Bankrate or Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 9.03(A) and (ii) in the case of a covenant breach, cannot be or has not been cured within ten (10) calendar days after the giving of written notice to Bankrate and Sub of such breach (provided that FastFind and the Members are not then in material breach of any representation, warranty or covenant contained in this Agreement); or

(ii)  immediately, if there exists or arises any pending or threatened suit, action or proceeding set forth in Section 9.02(D);

(D)  by Bankrate and Sub, if prior to the Closing, FastFind supplements, modifies, or updates the Schedules and Exhibits as permitted in accordance with Section 11.13 and Bankrate reasonably determines that such supplements, modifies, or updates are materially adverse to FastFind, Bankrate or Sub.

(E)  by Bankrate and Sub, if FastFind or the Members breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (1) would give rise to the failure of a condition set forth in Section 9.02(B) or 9.02(C), and (2) in the case of a covenant breach, cannot be or has not been cured within ten (10) calendar days after the giving of written notice to FastFind of such breach (provided that Bankrate is not then in material breach of any representation, warranty or covenant contained in this Agreement).

Section 10.02   Failure to Close Due to Governmental Approvals. Notwithstanding the provisions of Section 10.01, if FastFind, the Member Representative and Bankrate each agree that if all of the conditions to the parties' obligations to Close the Transactions have been satisfied or waived as of the Outside Date, other than the receipt of Government approvals set forth in Section 5.23 (the "Governmental Approvals") or the expiration or termination of the waiting period with respect to such Governmental Approvals, neither FastFind, the Members or Bankrate may terminate this Agreement without first providing the other party with ten (10) calendar days' written notice of its intention to terminate. During such ten (10) day period, the parties shall cause its counsel to confer with the other parties' counsel in an attempt to agree on the likelihood of a timely and successful resolution of all such issues relating to the applicable Governmental Approvals or waiting period. Following such ten (10) day period, neither FastFind, the Members or Bankrate shall terminate this Agreement unless such party reasonably believes, based upon the likely time period necessary to resolve the applicable Governmental Approvals issues, the likelihood of successfully resolving such Governmental Approvals without conditions, obligations or agreements which adversely effect such party, and other relevant factors, that not terminating this Agreement could cause effects which are material and adverse to it in comparison to the size and nature of the Transactions.

Section 10.03  Effect of Termination. In the event of termination of this Agreement by either FastFind or Bankrate as provided in Section 10.01 or 10.02, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Bankrate, Sub or FastFind, other than Section 7.03, this Section 10.03 and Article XI, which provisions shall survive such termination, and except to the extent that such termination results from the willful and knowing breach by a party of any representation, warranty or covenant set forth in this Agreement. Nothing in this Article X shall be deemed to impair the right of any party to compel specific performance by another party of its obligations under this Agreement.

ARTICLE XI
GENERAL PROVISIONS

Section 11.01  Notices. All notices, requests, consents, claims, demands and other communications required or permitted under this Agreement shall be in writing and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to:

(A)  if to Bankrate or Sub, to

Bankrate, Inc.
11760 U.S. Highway 1, Suite 500,
North Palm Beach, Florida 33408
Attention:

with a copy to:

Gunster, Yoakley & Stewart, P.A.
777 South Flagler Dr., Suite 500 East
West Palm Beach, Florida 33401
Attention: David Bates, Esq.

(B)  if to FastFind, to

FastFind, Inc.
2 Townsend Street, #1-901
San Francisco, CA 94107
Attention: T. Sean McCarthy and Eric King

with a copy to:

Wescoco Investors, LLC
20555 Victor Parkway, Suite 100
Livonia, MI 48152
Attention: Nicholas J. Pyett

and

Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, MI 48226-3506
Attention: Alan S. Schwartz

(C)  if to the Member Representative, to

Robert Kramer
c/o Wescoco Investors, LLC
20555 Victor Parkway, Suite 100
Livonia, MI 48152

with a copy to:

Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, MI 48226-3506
Attention: Alan S. Schwartz

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered, if by messenger or courier service; and (b) either upon the date of receipt or refusal of delivery, if mailed.

Section 11.02  Fees and Expenses. Except as provided below, all fees and expenses incurred in connection with the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 11.03  Interpretation. When a reference is made in this Agreement to a Section or Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Each party to this Agreement has participated in the drafting of this Agreement, which each party acknowledges and agrees is the result of extensive negotiations among the parties. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Any matter disclosed in any Exhibit or Schedule shall be deemed disclosed only for the purposes of the specific Exhibit or Schedule of this Agreement to which such Exhibit or Schedule relates.

Section 11.04  Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

Section 11.05  Public Announcements. Except as required by law, prior to the Closing Date, any public statement or proposed press release pertaining to this Agreement or the Transactions shall be mutually prepared and approved by Bankrate and FastFind.

Section 11.06  Transfer Taxes. All stock transfer, real estate transfer, documentary stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the Transactions shall be paid by either Sub or FastFind, and FastFind shall cooperate with Sub and Bankrate in preparing, executing and filing any Returns with respect to such Transfer Taxes.

Section 11.07  Shareholder Litigation. FastFind shall give Bankrate the opportunity (at Bankrate's expense), but Bankrate shall not be obligated, to participate in the defense or settlement of any Member litigation against FastFind and its managers relating to any of the Transactions; provided, however, that no such settlement shall be agreed to without Bankrate’s consent, which shall not be unreasonably withheld.

Section 11.08  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 11.09  Amendment. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by FastFind, the Member Representative and Bankrate and making specific reference to this Agreement.

Section 11.10  Extension: Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy under this Agreement. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any circumstance shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

Section 11.11  Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Bankrate or to any direct or indirect wholly owned Subsidiary of Bankrate, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, all the terms and provisions of this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective administrators, personal representatives, legal representatives, heirs, successors and permitted assigns, whether so expressed or not.

Section 11.12  Governing Law. This Agreement, the Ancillary Agreements and the Transactions shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware without regard to principles of conflicts of laws.

Section 11.13  Exhibits. The disclosures in the Exhibits hereto are to be taken as relating to the representations and warranties of FastFind and the Members as a whole. The inclusion of information in any of such Schedules and Exhibits hereto shall not be construed as an admission that such information is material to any of FastFind or the Members. In addition, matters reflected in such Schedules and Exhibits are not necessarily limited to matters required by this Agreement to be reflected in such Schedules and Exhibits. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Prior to the Closing, FastFind shall have the right to supplement, modify or update the Schedules and Exhibits to reflect changes and developments after the date hereof. Any such supplements, modifications and updates shall be subject to Bankrate's rights under Section 9.02(A) and shall have the effect of modifying the representations and warranties made by FastFind and the Members herein from and after the Closing for purposes of the provisions of Article VIII above.

Section 11.14  Enforcement Jurisdiction. FastFind, the Members, Sub and Bankrate agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Courts of the State of Florida or any Federal court located in the State of Florida, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (A) consents to submit itself to the personal jurisdiction of the Courts of the State of Florida or any Federal court located in the State of Florida in the event any dispute arises out of this Agreement or any Transaction, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (C) agrees that it will not bring any action relating to this Agreement or any Transaction in any court other than a Court of the State of Florida or any Federal court sitting in the State of Florida.

Section 11.15  Arbitration.

(A)  In case of a dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any dispute regarding its validity or termination; FastFind, the Members, Sub and Bankrate, as applicable, shall attempt in good faith to agree upon the rights of the respective parties with respect to each such claim within sixty (60) calendar days of receipt of notice of such claim. If the applicable parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by such parties.

(B)  If no such agreement can be reached after good faith negotiation lasting not longer than sixty (60) calendar days after the receipt of notice of such claim, any of the applicable parties may demand binding arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration. Arbitration shall be administered by the American Arbitration Association (the "AAA") and shall be conducted by three neutral arbitrators, two of whom shall be practicing attorneys and the third of whom shall be a certified public accountant, each having experience in the business of FastFind. Within fifteen (15) calendar days of commencement of arbitration, Sub and Bankrate, on one hand, and FastFind and/or the Member Representative, on the other hand, shall each select one neutral qualified arbitrator. Within ten (10) calendar days of their appointment, the two neutral arbitrators so selected shall select the third neutral qualified arbitrator from a list of arbitrators provided by the AAA having experience in the area of the business of FastFind. The third arbitrator shall act as chair of the arbitration panel. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the AAA. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the chair of the arbitration panel and shall be governed by the Federal Rules of Civil Procedure. The decision of a majority of the three arbitrators as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement. The award by the arbitrators shall be in writing, shall be signed by a majority of the arbitrators and shall include a statement of written findings of fact and conclusions regarding the reasons for the disposition of any claim.

(C)  Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in West Palm Beach, Florida under the Commercial Arbitration Rules then in effect of the AAA. The arbitrators shall designate which party is the prevailing party in the dispute, taking into account, among other factors, the amount in dispute and the amount of the award. The non-prevailing party shall pay all costs and fees associated with the arbitration. "Costs and fees" for purposes of this subsection mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses, out of pocket expenses such as copying and telephone, witness fees and reasonable attorneys’ fees.

(D)  By agreeing to arbitration, the parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration and a request of such provisional remedies by a party to a court shall not be deemed a waiver of the agreement to arbitrate.

Section 11.16  JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND THE TRANSACTIONS, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTION GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

Section 11.17  Bankrate’s Right to Conduct Other Activities. FastFind and Members hereby acknowledge that Bankrate and its affiliates are considering transactions with other companies, some of which may be competitive with FastFind’s business. Neither Bankrate or its affiliates or their respective directors, employees, agents, partners, officers or other representatives shall be liable for any claim arising out of, related to, or based upon (i) the investment by Bankrate in, or the acquisition by Bankrate of, any entity competitive with FastFind or (ii) actions taken by Bankrate or its affiliates or any director, employee, agent, partner, officer or other representative of Bankrate or its affiliates to assist any such competitive company or to evaluate or enter into a transaction with such competitive company.

Section 11.18  Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with its Exhibits and Schedule 1, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Merger and other Transactions and (b) are not intended to confer upon any Person other than the parties any rights or remedies.

Section 11.19  Unconditional Guarantee. Bankrate hereby fully and unconditionally guarantees the punctual performance of Sub's obligations hereunder, including Sub's obligation to deliver the funds required by Section 3.01(A) hereof, for so long as any sums remain payable by Sub to the Members or any of the obligations of Sub under this Agreement. Notwithstanding anything contained in this Section to the contrary, Bankrate shall be entitled to all defenses, counterclaims and offsets available to Sub.

[remainder intentionally left blank]

Bankrate, Sub, FastFind, and the Members have duly executed this Agreement, all as of the date first written above.

BANKRATE, INC. By: /s/ Thomas R. Evans Name: Thomas R. Evans Title: President & Chief Executive Officer	WESCOCO LLC By: /s/ Robert Kramer Name: Robert Kramer Title: Manager
FastFind, LLC By: /s/ Thomas R. Evans Name: Thomas R. Evans Title: President & Chief Executive Officer
MEMBERS

WESCOCO INVESTORS LLC

By: /s/ David Katzman
Its: Manager

/s/ T. Sean McCarthy
T. Sean McCarthy

/s/ Eric K. King
Eric K. King

/s/ Matt Tillman
Matt Tillman

/s/ Gloria Xiao
Gloria Xiao

/s/ Kiran Bhangoo
Kiran Bhangoo

/s/ Crystal Carrol
Crystal Carroll

/s/ David Chamberlain
David Chamberlain